EXHIBIT 10.1

July 24, 2017

Michael O’Sullivan

Via email

Dear Michael,

Congratulations! Snap Inc. (the “Company”) is pleased to offer you a Full Time, Exempt position as follows:

Offer Summary:

Initial Title: General Counsel

Start Date: August 1, 2017

Work Location and Office Address: 63 Market Street, Venice, California

Compensation: annual salary of $500,000

RSU: $21,000,000, Subject to the terms below

In the first regular payroll period following your employment start date, you will receive a one-time bonus payment of $200,000, less applicable payroll deductions and withholdings. In the event you leave the Company within 12 months of your start date, you will be responsible for reimbursing the Company the entire one-time bonus payment; provided, however, that you will not be responsible for reimbursing this payment: (i) if your employment with the Company is involuntarily terminated by the Company without Cause (as defined in the Plan); or (ii) if you resign your employment with the Company for Good Reason (as defined below); or (iii) in the event of your death or disability."

You are eligible to receive an annual discretionary bonus; please note that whether or not you receive a discretionary bonus, as well as the amount, will be determined by the Company in its sole discretion.

You will be paid biweekly, subject to applicable payroll deductions and withholdings.

In addition, employees qualify for a range of benefits. Check out the enclosed benefits documents for more details, or contact Recruiting for the current suite of benefits available to you. The Company may change compensation and benefits at its discretion.

Under the Snap Inc. 2017 Equity Incentive Plan or any successor equity plan (the “Plan”), and subject to approval by the Company’s Board of Directors (the “Board”), the Company will grant you an award of restricted stock units (“RSUs”) with an aggregate value of at least the dollar amount stated in the offer summary above. If approved, the number of RSUs granted will be determined by using the fair market value of the Company’s Common Stock, based on the methodology adopted by the Board as of your employment start date. RSUs will become vested RSUs subject to the satisfaction of the Continued-Employment Requirement. The Continued-Employment Requirement will be satisfied as to 10% of the RSUs in equal quarterly installments during the first twelve-month period of your employment, as to an additional 20% of the RSUs in equal quarterly installments during the second twelve-month period of your employment, as to an additional 30% of the RSUs in equal quarterly installments during the third twelve-month period of your employment, and as to the final 40% of the RSUs in equal quarterly installments during the fourth twelve-month period of your employment (the “Continued-Employment Requirement”). The Company may, in its sole discretion, elect to hold back that number of vested shares required to cover the taxes, withholdings, and other similar obligations due upon the issuance of the vested RSU shares to you. In all cases, the RSUs will be subject to the terms and conditions of the Plan and the applicable grant agreement.

If, within twelve months following a Change in Control (as defined in the Plan), (i) your employment with the Company is involuntarily terminated by the Company without Cause (as defined in the Plan) or (ii) you resign your employment with the Company for Good Reason (as defined below) and in either case other than as a result of death or disability, the total number of RSUs that satisfy the Continued-Employment

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Requirement as of your last day of employment shall equal 1/16th of the RSUs for each completed quarter of your continuous employment. This accelerated satisfaction of the Continued-Employment Requirement is contingent upon (a) your continuing to comply with your obligations under any agreement between you and the Company, including without limitation your Confidential Information and Inventions Assignment Agreement and (b) your signing, delivering to the Company, and not revoking an effective separation agreement and general release of claims in favor of the Company in a form acceptable to the Company no more than 60 days after your termination date.

For purposes of this letter, “Good Reason” means any of the following actions taken without Cause by the Company or a successor corporation or entity without your consent: (w) material reduction of your base compensation; (x) material reduction of your authority, duties, or responsibilities, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless your new authority, duties, or responsibilities are materially reduced from your prior authority, duties, or responsibilities; (y) failure or refusal of a successor to the Company to materially assume the Company’s obligations under this offer letter in the event of a Change in Control as defined below; or (z) relocation of your principal place of employment that results in an increase in your one-way driving distance by more than 50 miles from your then-current principal residence. In order to resign for Good Reason, you must notify the Board of the condition that you believe constitutes Good Reason no more than 90 days after the condition arose, and allow the Company 30 days to cure such condition. If the Company fails to cure the condition within such period, then your resignation from all positions you then hold with the Company must be effective no later than 90 days after the end of the Company’s cure period.

You are being offered employment at the Company because of the personal skills and experience you have, not because of any confidential, proprietary, or trade-secret information of a former or current employer you may have. In your work for the Company, we do not want you to use or disclose any such confidential, proprietary, or trade-secret information. Likewise, as an employee of the Company, you may learn about confidential, proprietary, or trade-secret information related to the Company and its clients. To protect the interests of both the Company and its clients, all employees are required to read and sign the enclosed Confidential Information and Inventions Assignment Agreement as a condition of employment at the Company. Also enclosed for you to review and then sign as a condition of employment are the Confidential Information and Inventions Assignment Agreement, the Conflict of Interest Agreement, the Acknowledgement of At-Will Employment, and our Arbitration Agreement, which provides that all disputes arising out of your employment must be resolved through binding arbitration. We encourage you to read all these documents carefully, and to seek independent legal counsel if you have any questions about the meaning or scope of these documents.

The Company may change your position, duties, and work location from time to time at its discretion. As a Snap Inc. employee, you will be expected to follow Company policies and acknowledge in writing that you have read our Employee Handbook. With the exception of the “employment at-will” policy discussed below, the Company may modify or eliminate its policies at its discretion.

Your employment with the Company is at-will. This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying us. Likewise, the Company may terminate your employment at any time or change the terms and conditions of your employment, with or without cause or notice. By signing below, you agree to the at-will nature of your employment and acknowledge that this paragraph describing the at-will nature of your employment supersedes any other agreements or promises made to you by anyone, whether written or oral. Your employment at-will status can be modified only in a written agreement signed by an officer of Snap Inc.

If you accept our offer, we would like you to start on the start date stated in the offer summary above This offer is contingent upon a background-check clearance, reference check, and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. This offer letter supersedes any other agreements or promises made to you by anyone, whether oral or written.

[signature page follows]

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If you wish to accept employment at Snap Inc. under the terms described above, please sign and date this offer letter, the enclosed Confidential Information and Inventions Assignment Agreement, Conflict of Interest Agreement, Acknowledgement of At-Will Employment, Export Control Laws Compliance Screening Form, and Arbitration Agreement, and return them all to me by the expiration date stated in the offer summary above.

We’re excited to have you join the team.

Sincerely,

/s/ Jason Halbert
Jason Halbert VP, People

Accepted and agreed:

/s/ Michael O’Sullivan
Michael O’Sullivan

Date	Jul 25, 2017
Attachment:	Confidential Information and Inventions Assignment Agreement

Conflict of Interest Agreement

Acknowledgement of At-Will Employment

Arbitration Agreement

Export Control Laws Compliance Screening Form

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